Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 21, 2021, in the Registration Statement (Form F-1) and related Prospectus of ReNew Energy Global plc for the registration of its Class A and C ordinary shares, dated September 21, 2021, with respect to the consolidated financial statements of ReNew Power Private Limited as of March 31, 2021 and 2020 and for each of the three years in the period ended March 31, 2021.

/s/ S.R. Batliboi & Co. LLP

Gurugram, India

September 21, 2021